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                                                                     EXHIBIT 1.2


              GRIFFON CORPORATION DECLARES CASH DIVIDEND ON SECOND
             PREFERRED STOCK AND DIVIDEND DISTRIBUTION OF PREFERRED
                      SHARE PURCHASE RIGHTS ON COMMON STOCK

         Jericho, New York, May 9, 1996 -- The Board of Directors of Griffon Corporation (NYSE: GFF) today declared a $.25 per share cash dividend on its Second Preferred Stock, Series I (NYSE: GFF-PrI). The dividend is payable on June 28, 1996 to shareholders of record on June 14, 1996.

         In addition, the Board of Directors today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Griffon common stock to be effective as of May 9, 1996. The Common Share Purchase Rights under Griffon's original Rights Plan expired on May 2, 1996. Griffon adopted its original Rights Plan in April 1986.

         The Rights are designed to assure that all of Griffon's stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Griffon without paying all stockholders a control premium.

         The Rights will be exercisable only if a person or group acquires 10% or more of Griffon's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 10% or more of the common stock. Each Right will entitle stockholders to buy one


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one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $34.

         If Griffon is acquired in a merger or other business combination transaction after a person has acquired 10% or more of the company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 10% or more of Griffon's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Griffon's common shares having a market value of twice such price.

         Following the acquisition by a person or group of beneficial ownership of 10% or more of the company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-thousandth of a share of the new series of junior participating preferred stock) per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

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         The Rights are intended to enable all Griffon stockholders to realize the long-term value of their investment in the company. They will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the Board prior to attempting a takeover.

         The dividend distribution will be made on June 3, 1996, payable to stockholders of record on that date. The Rights will expire on May 9, 2006. The Rights distribution is not taxable to stockholders.

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         Griffon Corporation -

         [ ] is a leading manufacturer and marketer of residential garage doors, as well as a major supplier of commercial and industrial garage doors and a range of related products and services for the home building and replacement markets;

         [ ] is a leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

         [ ] develops and manufactures information and communication systems for government and commercial markets worldwide.

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